Exhibit 10.10

EXECUTION VERSION

AMENDED AND RESTATED

TECHNOLOGY LICENSE AND SERVICES AGREEMENT

by and between

NEUROTROPE BIOSCIENCE, INC.,

on the one hand,

and

BLANCHETTE ROCKEFELLER NEUROSCIENCES INSTITUTE

and

NRV II, LLC,

on the other hand,

dated

February 4, 2015

Amended and Restated Technology License and Services Agreement

This Amended and Restated Technology License and Services Agreement is made and entered into as of February 4, 2015 by and between Neurotrope BioScience, Inc., a corporation organized and existing under the laws of Delaware (“Neurotrope”), on the one hand, and Blanchette Rockefeller Neurosciences Institute, a not-for-profit institution organized and existing under the laws of the State of West Virginia (“BRNI”), and NRV II, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“NRV II”), on the other hand. Neurotrope, BRNI and NRV II are sometimes referred to herein, individually, as a “Party” or, collectively, as the “Parties.”

WHEREAS, BRNI is a 501(c)(3) tax-exempt, not-for-profit, medical research institution dedicated to the study of memory and memory disorders;

WHEREAS, NRV II, an affiliate of NRV I (as defined below), is a limited liability company involved in the facilitation of the advancement of technology of BRNI;

WHEREAS, Neurotrope, Inc., Neuroscience Research Ventures, Inc., a corporation organized and existing under the laws of West Virginia and an affiliate of BRNI (“NRV I”), Dr. Dan Alkon and certain other Persons are parties to that certain Stockholders Agreement, dated August 23, 2013 (as amended from time to time, the “Stockholders Agreement”);

WHEREAS, Neurotrope and each of NRV I, John Abeles, Jim New, and Dr. Dan Alkon are parties to those certain Stock Purchase Agreements, each dated October 31, 2012 (the “Founder Purchase Agreements”);

WHEREAS, Neurotrope and each of the Investor Stockholders (as defined in the Stockholders Agreement) also became parties to that certain Investor Purchase Agreement (as defined in the Stockholders Agreement) (such Founder Purchase Agreements and such Investor Purchase Agreement, collectively, the “Purchase Agreements”);

WHEREAS, Neurotrope desires to receive a license from BRNI and a sublicense from NRV II, and BRNI desires to grant a license to Neurotrope and NRV II desires to grant a sublicense to Neurotrope, in each case with respect to certain technology developed by BRNI;

WHEREAS, Neurotrope desires to receive certain research and development services from BRNI, and BRNI desires to provide such services to Neurotrope; and

WHEREAS, Neurotrope and NRV II and BRNI entered into a certain Technology License and Services Agreement executed as of October 31, 2012, which was amended by Amendment No. 1 to the Technology License and Services Agreement as of August 21, 2013 (as amended, the “Original Agreement”) and the Parties now wish to further amend and restate the Original Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows.

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1.	Definitions

Terms used in this Agreement with initial capital letters shall have the respective meanings set forth in this Article 1. Terms used in this Agreement with initial capital letters, but not defined in this Agreement, shall have their respective meanings set forth in the Stockholders Agreement.

1.1	Action. The term “Action” shall mean any action, arbitration, audit, claim, demand, hearing, investigation, inquiry, litigation, proceeding or suit (whether civil, criminal, administrative or investigative), including any interference, reissue, re-examination, invalidity, revocation or opposition proceeding, and any solicited or unsolicited offer, demand or request to license any Intellectual Property.

1.2	Affiliate. The term “Affiliate” shall mean, with respect to any particular Person, any other Person controlling, controlled by, or under common control with, such particular Person, where “control” (together with its correlative terms) means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and such “control” will be conclusively presumed if any Person owns ten percent (10%) or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

1.3	Agreement. The term “Agreement” shall mean this Amended and Restated Technology License and Services Agreement, including all SOWs hereunder.

1.4	A Round Financing. The term “A Round Financing” shall mean the equity financing from the sale of Series A Preferred Stock of Neurotrope, par value $0.01 per share pursuant to the closing of the transactions contemplated by the Founder Purchase Agreements and Investor Purchase Agreement and the actual receipt of the proceeds therefrom by Neurotrope (following approval of such receipt by BRNI), it being understood that for the purposes of Section 1.16, Section 11.2.1 and Article 12, Neurotrope’s obligations with respect to the A Round Financing shall not be considered satisfied, and the A Round Financing shall not be considered completed, until the Net Amount of such proceeds is equal to or greater than eight million dollars ($8,000,000) (or such other amount as agreed by a unanimous vote of all of the Directors (as defined in the Stockholders Agreement) of the Board (as defined in the Stockholders Agreement)).

1.5	B Round Financing. The term “B Round Financing” shall mean equity financing from the sale of Series B Preferred Stock of Neurotrope, Inc., par value $0.01 per share from and after the conclusion of the A Round Financing, which B Round Financing is contemplated to close on the earlier of (i) the actual receipt by Neurotrope, Inc. of an amount equal to twenty-five million dollars ($25,000,000) and (ii) twenty-four (24) months following the conclusion of the A Round Financing.

1.6	BRNI. The term “BRNI” shall have the meaning set forth in the Preamble.

1.7	BRNI Data. The term “BRNI Data” shall mean all Data other than the Jointly Owned Data.

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1.8	BRNI Indemnitees. The term “BRNI Indemnitees” shall mean BRNI, its Affiliates (including NRV II, but excluding Neurotrope), and its and their respective directors, officers, employees and agents.

1.9	Claiming Indemnitee. The term “Claiming Indemnitee” shall mean a BRNI Indemnitee or Neurotrope Indemnitee, as applicable, who seeks indemnification under Section 10.1.

1.10	Confidential Information. The term “Confidential Information” shall mean all confidential and proprietary information of a Party (whether or not specifically labeled or identified as “confidential,” whether disclosed directly or indirectly in writing, by oral communications, or by inspection or analysis of samples, biomarkers, DNA, genes, cells, tissues, or other tangible objects, and in any form or medium), including (i) the terms and conditions of this Agreement and the Original Agreement, (ii) BRNI Data and Licensed Technology, and (iii) other trade secrets, know-how, data, databases, analyses, techniques, technologies, systems, formulae, formulations, discoveries, research, development, actual or planned pre-clinical or clinical activities or trials (and the results thereof), records, reports, manuals, documentation, models, files, confidential inventions, innovations, improvements, developments, methods, processes, designs, drawings, reports, documentation, prototypes and all similar or related information, whether or not patentable.

1.11	CREATE Act. The term “CREATE Act” shall mean the Cooperative Research and Technology Enhancement Act (35 U.S.C. §103(c)).

1.12	Data. The term “Data” shall mean all data, reports, documentation and information (and all Intellectual Property therein) related to the Licensed IP, the Services or this Agreement, including: (i) all data, reports, documentation and information related to actual and planned pre-clinical or clinical activities or trials (including pre-clinical and clinical data and reports, autopsy data and reports, case report forms, un-blinded data, statistical planning, IRBs, shipping SOPs, shipping costs, other costs, Swedish OLINC interface, communications with Governmental Authorities, and records required to be maintained under applicable Laws); (ii) all statistical models for actual and planned pre-clinical or clinical activities or trials; (iii) all autopsy criteria for diagnosis; and (iv) BRNI’s and NRV II’s marketing and product development-related research information and documentation.

1.13	Disclosing Party. The term “Disclosing Party” shall mean the Party that discloses Confidential Information to any other Party pursuant to this Agreement or the Original Agreement.

1.14	Dispute. The term “Dispute” shall mean any dispute, controversy, or claim arising out of, or relating to, this Agreement, including any dispute, controversy, or claim with respect to the interpretation of any provision of this Agreement, the performance of any Party of its obligations under this Agreement, and situations or circumstances in which the Parties shall, but cannot, agree.

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1.15	Dispute Resolution Procedure. The term “Dispute Resolution Procedure” shall mean the procedures for resolving Disputes in accordance with Section 13.3.

1.16	Effective Date. The term “Effective Date” shall mean the date on which Neurotrope completed the A Round Financing.

1.17	Execution Date. The term “Execution Date” shall mean October 31, 2012.

1.18	FDA. The term “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto, and any similar Governmental Authority outside of the United States.

1.19	Field of Use. The term “Field of Use” shall mean the field of use of the Licensed IP in humans or animals for therapeutic or diagnostic applications for Alzheimer’s Disease or other cognitive dysfunctions.

1.20	Fixed Research Fee. The term “Fixed Research Fee” shall mean: (i) with respect to the calendar year of the completion of the B Round Financing, the pro-rata amount of one million dollars ($1,000,000) for such calendar year; (ii) with respect to each of the five (5) calendar years following the calendar year of the completion of the B Round Financing, the amount of one million dollars ($1,000,000), in each case whether or not Neurotrope engages BRNI for Services in accordance with Article 3 for such calendar year; and (iii) with respect to any other calendar year, such amount as agreed by the Parties.

1.21	Force Majeure Event. The term “Force Majeure Event” shall mean, with respect to a delay or failure to perform by a Party, an event that is beyond the reasonable control of such Party, including (i) acts of war, terrorism, civil riots and unrest, rebellions, strikes, labor disputes, (ii) quarantines, embargos and other similar unusual governmental actions, and (iii) extraordinary elements of nature, fires, earthquakes, tsunamis, and acts of God.

1.22	GAAP. The term “GAAP” shall mean then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles, in each case consistently applied.

1.23	Governmental Authority. The term “Governmental Authority” shall mean any federal, state, multinational, provincial, municipal, local, territorial, or other governmental department, governmental or regulatory authority, court or judicial or administrative body, of competent jurisdiction, whether domestic, foreign, or international, including any of the foregoing with authority over the research, development, manufacturing, commercialization or other use (including the granting of marketing approvals) of any diagnosis or therapeutics of human diseases in any jurisdiction (such as the FDA).

1.24	Indemnifying Party. The term “Indemnifying Party” shall mean BRNI or Neurotrope, as applicable, who is obligated to indemnify a Claiming Indemnitee under Section 10.1.

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1.25	Improvements. The term “Improvements” shall mean all Intellectual Property that includes, or is based in whole or in part on, any of the Licensed IP, including any improvements, modifications, enhancements and derivative works thereof and substitutes therefor.

1.26	Infringement. The term “Infringement” shall mean any infringement, misappropriation or conflict with any of the Licensed IP by any Person.

1.27	Intellectual Property. The term “Intellectual Property” shall mean any and all of the intellectual property and proprietary rights (except for trademarks and service marks) in any jurisdiction throughout the world, including: (i) inventions and ideas (whether or not patentable or reduced to practice), patents, patent applications, and patent disclosures and improvements thereto, together with all continuations, continuations in part, reissues, renewals, reexaminations, provisionals, divisionals, extensions, revisions or improvements thereof, any foreign counterparts or equivalents of any of the foregoing; (ii) copyrights and works of authorship, whether registered or unregistered, and all registrations and applications for any of the foregoing, and all associated moral rights; (iii) trade secrets, know-how, and other confidential and proprietary information; and (iv) samples, biomarkers, DNA, genes, cells, and tissues.

1.28	Jointly Owned Data. The term “Jointly Owned Data” shall mean all Data (for the avoidance of doubt, other than Improvements) generated on or after the Effective Date, pursuant to the Original Agreement or this Agreement, by Neurotrope, on behalf of Neurotrope by a Third Party, or by BRNI pursuant to an SOW, in each case to the extent not constituting or containing any Data generated (i) prior to the Effective Date or (ii) by BRNI not pursuant to an SOW.

1.29	Law. The term “Law” shall mean all statutes, regulations, directives, ordinances, orders, rulings, agency or court interpretations, or other action of any Governmental Authority in any jurisdiction in the world, whether currently in force or enacted during the Term.

1.30	Licensed IP. The term “Licensed IP” shall mean the Licensed Patents and Licensed Technology.

1.31	Licensed Patents. The term “Licensed Patents” shall mean claims of any issued patent owned by BRNI or licensed to NRV II by BRNI on or subsequent to the Effective Date, to the extent that such claims cover the Licensed Technology.

1.32	Licensed Products. The term “Licensed Products” shall mean any products or services that (i) practice, use, embody, are based on, incorporate or utilize any Licensed IP or (ii) but for the license and sublicense granted under this Agreement, infringe, misappropriate or otherwise violate any Licensed IP.

1.33	Licensed Technology. The term “Licensed Technology” shall mean all trade secrets, know-how, and other confidential and proprietary information owned by BRNI or licensed to NRV II by BRNI on or subsequent to the Effective Date, to the extent covering any of the following:

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(i)	an in vitro therapeutic test system that uses cultured human fibroblasts or any other method to detect and measure PKC or other assays with peripheral cells to predict the presence of Alzheimer’s Disease in humans, and all succeeding test formats (including test kits);

(ii)	the PKC activators (including bryostatin, analogs, PUFAs, and other PKC activators) and their therapeutic applications in humans or animals;

(iii)	the LDL or ApoE-based drug delivery system that is targeted to enhance access of all manner of drugs and therapeutics to the brain by facilitation of transport of such drugs across the Blood-Brain-Barrier in humans or animals; and

(iv)	the carbonic anhydrase activators and their therapeutic applications in humans or animals.

1.34	Losses. The term “Losses” shall mean claims, liabilities, costs, expenses, damages, deficiencies, losses, or obligations of any kind or nature (including reasonable attorney’s fees and other costs and expenses of litigation).

1.35	Natural Expiration. The term “Natural Expiration” shall mean the expiration of this Agreement, other than any such expiration that is the result of a breach by Neurotrope of this Agreement that caused any (i) Licensed Patent to expire, become abandoned, or be declared unenforceable or invalid, or (ii) Licensed Technology to enter the public domain.

1.36	Net Amount. The term “Net Amount” shall mean the amount of capital raised by Neurotrope in the A Round Financing, less all costs and expenses incurred by Neurotrope in connection the A Round Financing, including attorneys’ fees and bankers’ fees.

1.37	Neurotrope. The term “Neurotrope” shall have the meaning set forth in the Preamble.

1.38	Neurotrope Indemnitees. The term “Neurotrope Indemnitees” shall mean Neurotrope and its directors, officers, employees and agents.

1.39	Neurotrope Technology. The term “Neurotrope Technology” shall mean Intellectual Property created by Neurotrope during the Term outside the scope of this Agreement. For the avoidance of doubt, Neurotrope Technology shall not include the Licensed IP, Improvements or Confidential Information of BRNI or NRV II.

1.40	Niemann Pick Application. The term “Niemann Pick Application” shall mean U.S. Patent App. 61/971,480, filed 03/27/14, and titled “COMPOSITIONS AND METHODS TO TREAT NIEMANN-PICK DISEASE.”

1.41	NRV II. The term “NRV II” shall have the meaning set forth in the Preamble.

1.42	Original Agreement. The term “Original Agreement” shall have the meaning set forth in the Preamble.

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1.43	Party or Parties. The term “Party” or “Parties” shall have the meaning set forth in the Preamble.

1.44	Person. The term “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority or any department, agency or political subdivision thereof.

1.45	Prime Rate. The term “Prime Rate” shall mean the prime rate as published in the Wall Street Journal or, failing such publication, such other interest rate as may replace or supersede the same or, in the absence of a replacement or superseding interest, such other interest as the Parties may agree.

1.46	Purchase Agreements. The term “Purchase Agreements” shall have the meaning set forth in the Preamble.

1.47	Quarter. The term “Quarter” shall mean, during the Term of this Agreement, each calendar quarter, with any partial calendar quarter commencing on the Effective Date being included within the first full calendar quarter after the Effective Date as the first “Quarter,” and any partial calendar quarter being included within the last full calendar quarter including the date of termination or expiration of the Term as the last “Quarter.”

1.48	Receiving Party. The term “Receiving Party” shall mean the Party that receives Confidential Information from another Party pursuant to this Agreement or the Original Agreement.

1.49	Records. The term “Records” shall mean books of account and records relating to this Agreement or the Original Agreement (including all records of transactions relating to Licensed Products, Revenues, and sublicenses).

1.50	Revenues. The term “Revenues” shall mean, during any given period, as determined in accordance with GAAP: (i) gross revenues of any kind accrued, due or owing to Neurotrope (directly or indirectly) or any of its sublicensees (directly or indirectly) in connection with any Licensed Products sold or otherwise provided by or for Neurotrope or its sublicensees during such period, and (ii) gross up-front fees, royalties, licensing or sublicensing fees, milestone payments, lump sum payments and other amounts of any kind accrued, due or owing to Neurotrope in connection with any Licensed IP.

1.51	Royalty. The term “Royalty” shall mean a royalty equal to the Royalty Rate times Revenues.

1.52	Royalty Rate. The term “Royalty Rate” shall mean the applicable percentage, as determined by the percentage of NRV I’s equity ownership of Neurotrope, Inc., in accordance with the following table:

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Percentage of NRV I’s Equity Ownership of Neurotrope, Inc.	Royalty Rate
Greater than or equal to 47.5%	2.0%
Greater than or equal to 45.0% and less than 47.5%	2.5%
Greater than or equal to 40.0% and less than 45.0%	3.0%
Greater than or equal to 35.0% and less than 40.0%	3.5%
Greater than or equal to 30.0% and less than 35.0%	4.0%
Greater than or equal to 25.0% and less than 30.0%	4.5%
Less than 25.0%	5.0%

1.53	Services. The term “Services” shall mean research and development services and other related scientific assistance and support services (including pre-clinical or clinical activities or trials) set forth in an SOW to be provided by BRNI to Neurotrope under this Agreement or the Original Agreement.

1.54	Services Fees. The term “Services Fees” shall mean the costs and expenses incurred by BRNI or its Affiliates in connection with the Services and the fees for Services calculated in accordance with the applicable SOW.

1.55	Services Reimbursement. The term “Services Reimbursement” shall mean four million dollars ($4,000,000), pro-rated on a thirty (30) month basis with respect to the period of time elapsed from April 2, 2012 through the date of completion of the A Round Financing. For example, if the A Round Financing is completed on:

(i)	October 2, 2012, the Services Reimbursement shall be equal to (6 months / 30 months) * $4,000,000 (or $800,000); and

(ii)	July 2, 2013, the Services Reimbursement shall be equal to (15 months / 30 months) * $4,000,000 (or $2,000,000).

1.56	SOW. The term “SOW” shall mean a statement of work entered into between BRNI and Neurotrope in connection with this Agreement or the Original Agreement.

1.57	Stockholders Agreement. The term “Stockholders Agreement” shall have the meaning set forth in the Preamble.

1.58	Term. The term “Term” shall mean the later of the date (i) the last of the Licensed Patents expires, is abandoned, or is declared unenforceable or invalid and (ii) the last of the Licensed Technology enters the public domain. For the purposes of this Agreement, the expiration, abandonment, or declaration of unenforceability or invalidity of a Licensed Patent occurs in the event of: (a) irrevocable lapse for failure to pay maintenance fees; (b) final rejection of the applicable claims by the United States Patent and Trademark Office or applicable foreign patent office and the exhaustion or expiration of all appeals of such rejection; or (c) final adjudication by a court of competent jurisdiction that the applicable claims of the such Licensed Patent are invalid or unenforceable and the exhaustion or expiration of all appeals from such adjudication.

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1.59	Third Party. The term “Third Party” shall mean any Person other than the Parties.

1.60	Third Party Claims. The term “Third Party Claims” shall mean any actual or threatened Action of any Third Party.

2.	Licenses

2.1	Grant of License. Subject to the terms and conditions of this Agreement, effective as of the Effective Date, BRNI and NRV II hereby grant to Neurotrope, the exclusive (except as set forth in Section 2.3), non-transferable (except as permitted by Section 13.1), worldwide, royalty-bearing right (including a license from BRNI and a sublicense from NRV II) under their respective right, title and interest in and to the Licensed Patents and the Licensed Technology to develop, use, manufacture (for the avoidance of doubt, but not to have manufactured except as permitted by Section 2.2), market, offer for sale, sell, distribute, import and export the Licensed Products during the Term, in each case, solely in the Field of Use.

2.2	Right to Sublicense. Neurotrope shall have no right to sublicense the rights granted in Section 2.1 to a Third Party, without the prior written consent of BRNI, which shall not be commercially unreasonably withheld. Any such permitted sublicense: (i) shall be subject to the terms and conditions of this Agreement; (ii) shall expressly exclude the right to further sublicense without the consent of BRNI, which shall not be commercially unreasonably withheld; and (iii) shall be made pursuant to a written agreement between Neurotrope and such sublicensee providing that Neurotrope’s obligations under this Agreement shall be binding upon such sublicensee as if such sublicensee were a party to this Agreement. Neurotrope shall be liable and responsible for, and shall assume all liabilities and responsibilities for, the acts or omissions of its sublicensees and shall not grant any rights that are inconsistent with the rights granted to, and obligations of, Neurotrope hereunder. Any act or omission of a sublicensee that would be a breach of this Agreement if performed by Neurotrope shall be deemed to be a breach of this Agreement by Neurotrope. No sublicense agreement granted by Neurotrope shall contain any provision which would cause such sublicense agreement to extend beyond the Term of this Agreement.

Without limiting any other provision of this Section 2.2, each sublicense agreement must expressly provide that: (i) all Intellectual Property developed, conceived of, or created in connection with such sublicense agreement by or on behalf of the sublicensee is licensed to BRNI and its Affiliates, for any and all non-commercial purposes, on a worldwide, perpetual, non-exclusive, irrevocable, non-terminable, fully paid-up, royalty-free, transferable basis, with the right to freely sublicense such Intellectual Property; (ii) the sublicensee shall be bound by confidentiality obligations that are no less stringent than those set forth in Article 7 with respect to all Confidential Information of BRNI, NRV II and Neurotrope; and (iii) BRNI and, if applicable, NRV II are intended Third Party beneficiaries of such sublicense agreement. Neurotrope shall promptly supply BRNI with a copy of each sublicense agreement for BRNI’s review prior to such agreement being executed.

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2.3	Exceptions to Exclusivity. Notwithstanding anything to the contrary contained in this Agreement, BRNI and its Affiliates may use the Licensed IP in the Field of Use (a) to engage in research and development and other non-commercial activities and (b) to provide Services to Neurotrope or to perform any other activities in connection with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if, subsequent to the Execution Date, BRNI or NRV II acquires any Intellectual Property that would otherwise constitute Licensed IP and such Intellectual Property is subject to a license existing as of the date of acquisition thereof, then (I) to the extent such Intellectual Property is licensed on an exclusive or sole basis pursuant to such license existing as of the date of such acquisition, such Intellectual Property shall be (a) deemed to not be Licensed Technology or Licensed Patents, as applicable, and (b) excluded from the rights granted to Neurotrope under this Agreement (including pursuant to Section 2.1); and (II) to the extent such Intellectual Property is not licensed on an exclusive or sole basis pursuant to such license existing as of the date of such acquisition, such Intellectual Property shall be deemed to be Licensed Technology or Licensed Patents, as applicable, provided that all rights granted to Neurotrope under this Agreement with respect to such Intellectual Property shall be deemed to be non-exclusive and subject to the terms and conditions of the agreement granting such license.

2.4	No Implied Licenses. No different, other or further right or license, other than what is granted in this Article 2, is intended or granted by this Agreement, whether by express or implied means or by estoppel, and this is not an assignment by BRNI or NRV II of any right, title or interest in any of the Licensed IP. Any right or interest not expressly granted under this Article 2 is reserved to BRNI and NRV II, including all rights and interests with respect to the Licensed IP outside the Field of Use. As between Neurotrope, on the one hand, and BRNI and NRV II, on the other hand, Neurotrope shall be the exclusive owner of all Neurotrope Technology (but only to the extent created without the use of any Licensed Technology, Licensed Patents, Improvements or Confidential Information of BRNI or NRV II).

2.5	Restrictions. Neurotrope shall not, and shall cause its sublicensees not to, use any Licensed IP outside of the scope of the licenses granted under this Article 2.

3.	Services

3.1	Services. Neurotrope may, from time to time, submit request for Services in writing to BRNI, setting forth in reasonable detail the nature of the Services requested. In the event that BRNI is able to provide such Services and no Third Party is clearly in a superior position to provide services identical or similar to such Services, BRNI and Neurotrope shall promptly: (i) discuss the Services requested and the related terms and conditions; and (ii) negotiate in good faith and execute an SOW regarding terms and conditions of such Services. Upon execution of an SOW, BRNI shall provide, or shall cause its Affiliates to provide, the applicable Services in accordance with such SOW. In the event of a dispute regarding whether BRNI is able to provide any Services and no Third Party is clearly in a superior position to provide services identical or similar to such Services, the Board of Directors of Neurotrope shall resolve any such disputes.

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3.2	Preferred Service Provider. Neurotrope shall not engage any Person other than BRNI to provide any research or development services or other related scientific assistance and support services (including pre-clinical or clinical activities or trials), including any services identical or similar to the Services, without BRNI’s prior written consent which shall not be commercially unreasonably withheld. BRNI and Neurotrope may agree to have a Third Party provide services identical or similar to the Services to Neurotrope in the case where BRNI is demonstrably unable to do so or such Third Party is demonstrably in a superior position to do so. Under such circumstances: (i) Neurotrope shall promptly enter into an agreement with such Third Party regarding the terms and conditions for such services; and (ii) unless BRNI has no expertise or experience relating to such services, BRNI and Neurotrope shall promptly negotiate and execute an SOW regarding terms and conditions of Services to be provided by BRNI under which BRNI will work closely with such Third Party and will provide support for such Third Party services.

4.	Payments

4.1	Royalties and Other Fees. Neurotrope shall pay: (i) to BRNI, on BRNI’s own behalf and as an agent for NRV II, the Royalty (including advances on future Royalties), to be allocated between NRV II and BRNI pursuant to an agreement between NRV II and BRNI; and (ii) to BRNI, (a) the Fixed Research Fee, (b) the Services Reimbursement, (c) the Services Fees and (d) all other fees, costs, expenses or other amounts to be paid or reimbursed to BRNI pursuant to this Agreement, in each case in accordance with this Article 4. Upon the date the last of the Licensed Patents expires, is abandoned, or is declared unenforceable or invalid, the Parties shall negotiate in good faith an adjustment to the Royalty Rate for the remainder of the Term.

4.2	Arms’ Length Transaction. Neurotrope shall engage in all transactions related to the Licensed Products or the sublicenses granted any Licensed IP in the ordinary course of business on fair and reasonable terms and conditions that are no less favorable to Neurotrope than would be obtained in a comparable arms’ length transaction between Neurotrope and a Third Party that is not an Affiliate of Neurotrope. Such terms and conditions shall be the basis for calculation of Revenues.

4.3	Advances on Future Royalties. Within thirty (30) days after the receipt by Neurotrope of any amount of capital raised in the A Round Financing, the B Round Financing, or any subsequent rounds of financing prior to a public offering, Neurotrope shall pay to BRNI five percent (5%) of such amount as an advance payment of future Royalty payable under Section 4.5. Such advance payment of future Royalty will be offset (with no interest) against the amount of Royalty payable under Section 4.5 until such time that such advance payment of future Royalty equals in full the amount of the advance payment.

4.4	Reimbursement. Within thirty (30) days of the date of completion of the A Round Financing, Neurotrope shall pay to BRNI the Services Reimbursement.

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4.5	Royalty Payments and Reports. Within sixty (60) days after the end of each Quarter, Neurotrope shall: (i) pay to BRNI the Royalty for such Quarter in accordance with this Article 4; and (ii) regardless of whether any payment is due, provide BRNI with a report providing (a) details of Revenues accrued for such Quarter, (b) details regarding the Licensed Products sold or otherwise provided by Neurotrope or its sublicensees during such Quarter (detailed country-by-country, with gross invoiced amounts and Revenues), (c) details regarding up-front fees, royalties, licensing or sublicensing fees, milestone payments, lump sum payments and other amounts accrued, due or owing to Neurotrope or its sublicensees for such Quarter, and (d) a calculation of the amount of Royalty due hereunder for such Quarter.

4.6	Fixed Research Fee. With respect to the calendar year of the completion of the B Round Financing, within ten (10) days after such completion, and with respect to each of the five (5) calendar years following the calendar year of the completion of the B Round Financing, within ten (10) days after the beginning of each such calendar year after the completion of the B Round Financing, Neurotrope shall pay to BRNI the Fixed Research Fee for such calendar year. No later than ninety (90) days prior to the end of the fifth (5th) calendar year following the calendar year of the completion of the B Round Financing, the Parties shall negotiate in good faith the amount of the Fixed Research Fee for each remaining calendar year during the Term.

4.7	Services Fees. BRNI will provide Neurotrope with monthly invoices for Services Fees in advance. Such invoice shall include Services Fees estimated to be incurred for the next month and a true-up for the difference between the estimated Services Fees and the actual Services Fees incurred for the immediately preceding month. Neurotrope may credit against the Services Fees for Services performed in a particular calendar year the Fixed Research Fee for such calendar year.

4.8	Payment Method and Timing. All payments made under this Agreement by Neurotrope shall be made in U.S. dollars. Neurotrope shall pay all sums due under this Agreement by check, wire transfer, or electronic funds transfer (EFT) in immediately available funds. Neurotrope shall pay to BRNI all invoiced amounts within thirty (30) days after the date of the applicable invoice.

4.9	Taxes. Among the Parties, all taxes relating to the sale or provision of the Licensed Products shall be the sole responsibility of Neurotrope. Each Party shall be solely responsible for its own income taxes based on the amounts received in connection with this Agreement.

4.10	Late Payment. Time is of the essence with respect to all payment to be made hereunder by Neurotrope. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of the rate equal to twenty-five percent (25%) per annum above the Prime Rate or the maximum rate permitted by Law, calculated on the number of days such payment is delinquent. This Section 4.10 shall in no way limit any other remedies available to either Party.

4.11	Incorrect Statements or Payment. The receipt or acceptance by BRNI of any amounts under this Agreement shall not prevent BRNI from challenging the validity or accuracy thereof at any time, and in the event that any inconsistencies or mistakes are discovered in connection therewith, they shall immediately be rectified and the appropriate payment made by Neurotrope to BRNI.

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4.12	Audits. During the Term and for at least three (3) years after the expiration or termination of this Agreement, Neurotrope shall keep, maintain and preserve complete and accurate Records at its principal place of business. Upon reasonable notice to Neurotrope, BRNI (or a party designated by BRNI) shall have the right to audit the Records. Such audits may be exercised during normal business hours and BRNI (or a party designated by BRNI) shall have the right to make copies or extracts of the Records. Neurotrope shall pay BRNI for the cost of any audit that discloses (i) an intentional payment misreporting, or (ii) a payment misreporting of more than two percent (2%) between the amount due to BRNI pursuant to the audit and the amount Neurotrope actually paid or reported to BRNI. Neurotrope shall promptly make corrective payments (together with interest in accordance with Section 4.10) to correct any underpayments detected in any such audit.

5.	Intellectual Property

5.1	Licensed IP. Neurotrope acknowledges and agrees that: (i) all right, title and interest in and to the Licensed IP shall be owned solely and exclusively by BRNI (except for rights granted to NRV II); (ii) all use of the Licensed IP by Neurotrope shall inure to the benefit of BRNI; and (iii) Neurotrope shall not at any time acquire any rights in the Licensed IP by virtue of any use it may make thereof. Neurotrope shall not represent, use or permit the use of the Licensed IP in such a way so as to give the impression that the Licensed IP is the property of Neurotrope.

5.2	Improvements. All Improvements to any of the Licensed IP authored, conceived, created, developed, discovered, invented or reduced to practice by any Party (whether solely or jointly with any other Person) shall be owned solely and exclusively by BRNI. Neurotrope shall promptly disclose to BRNI (but in any event no more than thirty (30) days thereafter), and hereby irrevocably assigns and transfer to BRNI, all Improvements to any of the Licensed IP authored, conceived, created, developed, discovered, invented or reduced to practice by Neurotrope (whether solely or jointly with any other Person), including all Intellectual Property therein. Improvements to any Licensed IP authored, conceived, created, developed, discovered, invented or reduced to practice by any Party (whether solely or jointly with any other Person) that are inside the Field of Use shall be: (i) deemed to be Licensed Patents or Licensed Technology, as applicable, and licensed by BRNI or sublicensed by NRV II, as applicable, to Neurotrope pursuant to Section 2.1; and (ii) subject to the terms and conditions of this Agreement. All other Improvements authored, conceived, created, developed, discovered, invented or reduced to practice by any Party (whether solely or jointly with any other Person) shall not be included in any of the rights granted under Article 2.

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5.3	Data. BRNI shall solely and exclusively own all right, title and interest in and to all BRNI Data. BRNI and Neurotrope shall jointly own all Jointly Owned Data (without any duty to account or claim for compensation relating thereto except as set forth in this Agreement); provided, that, for the avoidance of doubt (i) (a) BRNI may not, during the Term or following any Natural Expiration, use the Jointly Owned Data inside or outside the Field of Use for any commercial purposes (provided, that, BRNI may use the Jointly Owned Data inside or outside the Field of Use for any commercial purpose following any termination of this Agreement) and (b) Neurotrope may use the Jointly Owned Data inside or outside the Field of Use for any commercial purpose; (ii) neither BRNI nor Neurotrope may, without the other’s prior written consent (which consent shall not be commercially unreasonably withheld), apply for or seek to patent or register any patent claiming any invention to the extent based on any Jointly Owned Data (provided, however, that (even in the event of a breach of this Section 5.3(ii)) the filing Party hereby assigns and transfers an equal and undivided interest in and to such patent application, application for registration, patent, or other registration, as applicable, to the other Party); and (iii) during the Term or following any Natural Expiration, BRNI shall not practice any such invention referenced in clause (ii) with respect to any such issued patent, inside or outside the Field of Use for any commercial purpose (provided, that, BRNI may so practice any such patent inside or outside the Field of Use for any commercial purpose following any termination of this Agreement).

5.4	No Adverse Actions. Neurotrope shall not, and shall not permit another Person to: (i) challenge BRNI’s ownership of, or BRNI’s or NRV II’s right to license, any Licensed IP; (ii) apply for or seek to patent or register any Licensed IP; (iii) file any document with any Governmental Authority or take any other action that would reasonably be expected to affect BRNI’s ownership of any Licensed IP; (iv) perform any action or omission in derogation of any of the rights of BRNI in or to any Licensed IP; (v) use any Licensed IP, or seek to extend the scope of usage of any Licensed IP, outside of the limitations set forth in Article 2; (vi) use the Licensed IP in any manner, or take or allow any action, that might diminish, dilute or adversely affect the reputation of BRNI; or (vii) use any Licensed IP in any manner inconsistent with this Agreement.

5.5	CREATE Act. The Parties acknowledge and agree that this Agreement shall be deemed to be a Joint Research Agreement as defined by the CREATE Act.

5.6	Prosecution and Maintenance. As between Neurotrope and BRNI, Neurotrope shall have no right, and BRNI shall have the sole and exclusive right (but not the obligation), to apply for, file, prosecute, or maintain patents and applications for the Licensed IP, in each case, in any jurisdiction throughout the world. Neurotrope shall reimburse BRNI for all of the attorneys’ fees, translation costs, filing fees, maintenance fees, and other costs and expenses related to any of the foregoing. Upon BRNI’s request, Neurotrope shall cooperate fully with BRNI (including executing and delivering all documents, providing all information, and taking all such action as may be necessary or appropriate) in preparing, executing, filing and prosecuting applications to patent or register any Licensed IP, and applications for other related patents and registrations and in maintaining all such patents and registrations as may issue.

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5.7	Enforcement.

5.7.1	Notice. Neurotrope shall immediately notify BRNI in writing of any actual or suspected Infringement or any challenge to the validity, enforceability or scope of the Licensed IP, inside the Field of Use, of which Neurotrope may become aware. Such notice shall, to the extent Neurotrope is aware of such information: (i) identify the alleged Person involved in the Infringement; (ii) detail the specific aspects of the Licensed IP that are the subject of such Infringement (including any specific patent claims) and the particular manner of such Infringement (including any particular products); (iii) identify the geographic area in which such Infringement is occurring; (iv) provide a good faith estimate of the lost sales or other Losses to Neurotrope due to such Infringement; and (v) be updated, corrected or supplemented by Neurotrope promptly after Neurotrope becomes aware of any information that tends to either substantiate or call into question the claim of Infringement.

5.7.2	Enforcement and Defense of the Licensed IP.

5.7.2.1	By Neurotrope. As between Neurotrope, on the one hand, and BRNI and NRV II, on the other hand, subject to Section 5.7.3 and Section 5.7.4, BRNI and NRV II shall have no right, and Neurotrope shall have the sole and exclusive right (but not the obligation) to, at Neurotrope’s sole cost and expense, inside the Field of Use, enforce the Licensed IP and defend the validity, enforceability or scope of the Licensed IP. Upon Neurotrope’s request, BRNI and NRV II shall cooperate fully with Neurotrope, as applicable (including executing and delivering all documents, providing all information, and taking all such action as may be necessary or appropriate) in, inside the Field of Use, enforcing the Licensed IP and defending the validity, enforceability or scope of the Licensed IP, including joining as a party to any suit, testifying at any proceeding, and executing any instruments or documents.

5.7.2.2	By BRNI and NRV II. As between Neurotrope, on the one hand, and BRNI and NRV II, on the other hand, Neurotrope shall have no right, and BRNI and NRV II shall have the sole and exclusive right (but not the obligation) to, at BRNI and NRV II’s sole cost and expense, enforce the Licensed IP and defend the validity, enforceability or scope of the Licensed IP, (i) outside the Field of Use and (ii) subject to Section 5.7.3, inside the Field of Use. Upon BRNI’s or NRV II’s request, Neurotrope shall cooperate fully with BRNI or NRV II, as applicable (including executing and delivering all documents, providing all information, and taking all such action as may be necessary or appropriate) in enforcing the Licensed IP and defending the validity, enforceability or scope of the Licensed IP, including joining as a party to any suit, testifying at any proceeding, and executing any instruments or documents.

5.7.3	Enforcement by BRNI Inside the Field of Use. If, within sixty (60) days after Neurotrope’s receipt or delivery (as the case may be) of a notice described in Section 5.7.1, Neurotrope has not, in accordance with Section 5.7.2.1 and Section 5.7.4, as applicable, (i) brought an action to enforce the Licensed IP inside the Field of Use, (ii) defended the validity, enforceability or scope of the Licensed IP, or (iii) otherwise terminated the actual or suspected Infringement, inside the Field of Use, then Neurotrope shall have no right, and BRNI and NRV II shall have the sole and exclusive right (but not the obligation) to, with respect to the matters referenced in such notice, enforce the Licensed IP and defend the validity, enforceability or scope of the Licensed IP.

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5.7.4	Conditions of Enforcement by Neurotrope. Neurotrope shall comply with the following with respect to any enforcement or defense in connection with Section 5.7.2.1: (i) Neurotrope shall first give BRNI written notice of Neurotrope’s intent to bring or participate in any action to enforce, or defense of, the Licensed IP inside the Field of Use a reasonable period of time in advance of commencing any such action or engaging in such defense; and (ii) Neurotrope may not undertake any such action or defense without BRNI’s prior written consent (not to be unreasonably withheld). In the event BRNI grants such consent: (a) Neurotrope shall consult with BRNI, keep BRNI reasonably informed with respect to such action or defense, and consider, in good faith, any advice of BRNI with respect to such action or defense; (b) Neurotrope may not, without BRNI’s prior written consent, settle, compromise or consent to the entry of any judgment in any such action or defense, unless such settlement, compromise or consent (I) includes an unconditional release of the BRNI, its Affiliates (other than Neurotrope) and its and their respective directors, officers, employees and agents from all liability arising out of such action or defense and (II) is solely monetary in nature and does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of, the BRNI, its Affiliates (other than Neurotrope) and its and their respective directors, officers, employees and agents; and (c) Neurotrope shall reimburse BRNI for all costs and expenses incurred by BRNI or its Affiliates (other than Neurotrope) in connection with such action or defense (including joining as a as a party to any suit and testifying at any proceeding). Neurotrope may retain all recovery and income (including damages, licensing fees, royalties, settlement payments and other payments) received as a result of any action or defense in which it engages pursuant to Section 5.7.2.1.

5.7.5	Acknowledgements. BRNI acknowledges that Neurotrope has entered into that certain Exclusive License Agreement, dated July 14, 2014, by and between Neurotrope and the Icahn School of Medicine at Mount Sinai for the development of bryostatin to treat Niemann Pick disease. The Parties acknowledge and agree that (i) subject to the last sentence of this Section 5.7.5, any patent claim, trade secret, know-how, or other confidential and proprietary information owned by BRNI or licensed to NRV II by BRNI on or subsequent to the Effective Date shall not constitute Licensed IP as it applies to Niemann Pick disease (which shall include all claims of the Niemann Pick Application and any patent issuing therefrom), and (ii) the Niemann Pick Application is not based on any Jointly Owned Data. Nonetheless, Neurotrope will enter into an annual SOW for the advice and consent of Dan Alkon at $20,000 per year to support Neurotrope’s development of the Niemann Pick disease indication and shall pay BRNI the Royalty on all Revenues related thereto. The Parties acknowledge and agree that (i) all patents that issue from the Niemann Pick Application shall be deemed to be Licensed Patents, and all trade secrets, know-how, and other confidential or proprietary information claimed by such patents shall be deemed to be Licensed Technology; and (ii) for the avoidance of doubt, such Licensed Patents and Licensed Technology shall be subject to all terms and conditions of this Agreement.

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6.	Additional Neurotrope Obligations

6.1	Diligence. Neurotrope shall use its best efforts, throughout the world, (i) to develop, use, manufacture, market, offer for sale, sell, distribute, import and export the Licensed Products in the Field of Use, and (ii) to sublicense the Licensed IP to Third Parties in the Field of Use under reasonable terms and conditions (including reasonable amounts of up-front fees, royalties, licensing or sublicensing fees, milestone payments, lump sum payments or other payments).

6.2	Compliance with Law. Neurotrope shall develop, use, manufacture, market, offer for sale, sell, distribute, import and export the Licensed Products in strict compliance with all Laws. Neurotrope shall keep BRNI fully informed of, and shall move expeditiously to resolve, any Action by a Governmental Authority related to any Licensed Product.

6.3	Marking. Neurotrope shall mark all Licensed Products with, and include in all related sales and marketing literature, and other materials and documents: (i) any applicable United States of America and foreign patent numbers in accordance with the applicable Laws of the countries in which the Licensed Products are intended to be used, manufactured, marketed, offered for sale, sold, distributed, imported or exported, as may be directed by BRNI; (ii) any other legends as may be reasonably requested by BRNI to ensure that BRNI’s rights under and to the Licensed IP are fully protected; and (iii) any other marking as may be required in accordance with applicable Laws.

6.4	Regulatory Approval. Neurotrope shall be responsible for filing, obtaining and maintaining all licenses and approvals (including FDA approvals) necessary for the development, use, making, marketing, offer for sale, sale, distribution, importation and exportation of the Licensed Products, together with all related costs and expenses. All such licenses and approvals, and filings and applications therefor, shall be held in the name of Neurotrope (or its designated Affiliate). BRNI shall provide Neurotrope with support for filing, obtaining and maintaining all such licenses and approvals (including pre-clinical or clinical activities or trials) as part of the Services in accordance with the applicable SOW. Unless otherwise limited or prohibited by applicable Law, to the extent reasonably practicable under the circumstances, Neurotrope shall: (i) promptly provide BRNI with copies of any material written communication to or from, and a summary of any material oral communication with, any Governmental Authority relating to the Licensed Products; (ii) allow BRNI a reasonable opportunity to review and comment on any material submission or material correspondence to any Governmental Authority relating to the Licensed Products; (iii) consider in good faith any comments made by BRNI pursuant to clause (ii) or otherwise with respect to material interactions with any Governmental Authority concerning the Licensed Products; (iv) afford BRNI the opportunity to attend any in-person material meetings, and listen in on, or participate in, any planned material calls, with any Governmental Authority relating to the Licensed Products; and (v) otherwise provide BRNI with any reasonably requested information and documentation relating to material regulatory submissions or approvals. For purposes of the foregoing sentence, the term “material” (as used in reference to certain communications, correspondence, meetings, submissions, approvals, and interactions) shall mean and include those correspondence, meetings, submissions, approvals, and interactions between Neurotrope and a Governmental Authority that one would reasonably anticipate having a material impact on the grant or maintenance of a regulatory approval necessary to develop, use, manufacture, market, offer for sale, sell, distribute, import and export the Licensed Products.

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6.5	Export Compliance. Neurotrope shall comply with all applicable Laws that may prohibit or limit the import, export, release or disclosure of any information, technology, materials or products to any Person inside or outside any country, including the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations and the Office of Foreign Assets Control Regulations.

6.6	Additional Reporting. Together with the report provided by Neurotrope pursuant to Section 4.5, or otherwise upon BRNI’s request, Neurotrope shall provide to BRNI a report providing: (i) data, documentation and information regarding any adverse consequences of the Licensed IP of which Neurotrope or any of its sublicensees is aware; (ii) data, documentation and information regarding the usage of Licensed IP by Neurotrope, its sublicensees and its and their customers and end-users (including for what indications the Licensed IP is used); (iii) data, documentation and information regarding any compounds utilized in connection with the Licensed IP; and (iv) any other data, documentation or information related to clauses (i) through (iii) as reasonably requested by BRNI.

7.	Confidentiality

7.1	Duty of Confidentiality. Each Party shall keep strictly confidential, and shall not publish or otherwise disclose or use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of any other Party. Without limiting the foregoing, each Party shall exercise the highest degree of care to protect the Confidential Information of any other Party as it exercises with respect to its own highly sensitive confidential information, but in no case less than a reasonable degree of care. Each Party, as a Receiving Party, shall limit access to the Confidential Information of the Disclosing Party to only its Affiliates, and its and their directors, officers, employees, agents, consultants and contractors with a “need-to-know” in order to perform his or her duties under this Agreement or to provide or receive the Services, as applicable. Each Party shall ensure that all of its Affiliates, and its and their directors, officers, employees, agents, consultants and contractors who may be exposed to the Confidential Information of any other Party shall comply with such Party’s obligations as set forth in this Article 7. Each Party may disclose the terms and conditions of this Agreement to its Affiliates, and its and their directors, officers, employees, agents, attorneys, accountants, other advisors, and actual or potential investors or sources of financing. With respect to Confidential Information of a Disclosing Party, the Receiving Party shall promptly inform the Disclosing Party in the event of any loss or unauthorized disclosure thereof of which the Receiving Party becomes aware.

7.2	Exclusions to Duties of Confidentiality. The foregoing duties of confidentiality set forth in Section 7.1 shall not apply to any particular Confidential Information that the Receiving Party can show by written documentation:

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(i)	was or has later become available to the public through no breach of this Agreement and no breach of the Original Agreement;

(ii)	was obtained from a Third Party lawfully in possession of such information that had the legal right to disclose the information without it being subject to a continuing obligation of confidentiality;

(iii)	was already in the Receiving Party’s possession (without an obligation of confidentiality) prior to direct or indirect disclosure pursuant to this Agreement (or any predecessor agreement between the Parties governing the confidentiality of such information, including the Original Agreement) and was not generated in connection with, this Agreement or the Original Agreement;

(iv)	was developed independently by the Receiving Party (with no reference to any information disclosed to it by the Disclosing Party, whether before or after the Effective Date); or

(v)	was disclosed only after receipt of prior written approval to disclose from a duly authorized representative of the Disclosing Party.

7.3	Permitted Disclosure. If the Receiving Party is requested or required to disclose all or any part of any Confidential Information of the Disclosing Party under a discovery request, a subpoena, or an inquiry issued by a Governmental Authority or under applicable Law, the Receiving Party shall, to the extent practicable and subject to applicable Laws, give prompt notice of such request to the Disclosing Party and shall give the Disclosing Party the opportunity to seek an appropriate confidentiality agreement, protective order or modification of any disclosure or otherwise intervene, prevent, delay or otherwise affect the response to such request, and the Receiving Party shall cooperate in such efforts. BRNI may publish the results of any research undertaken by BRNI pursuant to this Agreement or the Original Agreement (including in connection with any Services) within a reasonable period of time after completion of the research and a review of such proposed publication by Neurotrope. The Parties acknowledge and agree that it is the Parties’ express intent that such results (including in the Field of Use) be published in accordance with principles set forth in Rev. Rul. 76-296, 1976-2 CB 141, Situation 1.

7.4	Tax-Related Disclosure. Notwithstanding anything to the contrary contained in this Agreement, each Party may disclose to any and all Persons, without limitation of any kind, the tax treatment and the tax structure (as such terms are used in Internal Revenue Code §6011 and the Treasury Regulations promulgated thereunder) of the transactions contemplated by this Agreement; provided, however, that except to the extent otherwise provided above in this Section 7.4, no Party shall disclose any information pursuant to this Section 7.4 that is not necessary to understanding the tax treatment and tax structure of any possible transactions (including the identity of the Parties, any information that could lead another to determine the identity of the Parties, any other information to the extent that such disclosure could result in a violation of any federal or state securities Law, or the general terms and conditions and other commercial terms of the arrangements contemplated by this Agreement).

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7.5	Remedy. It is understood and agreed that in the event of a breach of this Article 7 damages will not be an adequate remedy and the Party not in breach hereof shall be entitled to injunctive relief to restrain any such breach, threatened or actual, notwithstanding Section 13.3, without the need to prove irreparable harm or to post a bond or other security, in addition to any other remedies that may be available to the Party not in breach hereof under this Agreement, at law, in equity, or otherwise.

7.6	Return of Confidential Information. Each Receiving Party, shall, upon written request of the Disclosing Party or upon expiration or termination of this Agreement, either promptly return to the Disclosing Party, or destroy and certify in writing to the Disclosing Party the destruction of, any and all Confidential Information of the Disclosing Party (whether in hard copy, electronic format or otherwise and whether stand-alone or included in any, or that constitute, other materials or documents) in the Receiving Party’s possession.

7.7	No Right or License. Each Party acknowledges and agrees that the: (i) Licensed Technology and BRNI Data shall be deemed to be the Confidential Information of BRNI and NRV II, and (ii) Jointly Owned Data shall be deemed to be the Confidential Information of BRNI and Neurotrope. Nothing in this Article 7 shall be construed as granting to, or conferring on, the other Party, expressly or impliedly, any rights or license to any Confidential Information; provided, that it is understood and agreed that, subject to the terms and conditions of this Agreement, BRNI hereby grants to NTRP a license, during the Term and following any Natural Expiration, to use the BRNI Data in the Field of Use for any commercial purpose permitted under the scope of the license granted under Section 2.1 (provided, that such license shall terminate upon any termination of this Agreement).

8.	Representations and Warranties

8.1	Mutual Representations, Warranties, and Covenants. Each Party hereby represents, warrants, and covenants that:

(i)	such Party is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation and it has full corporate or other power and authority, has the rights necessary, and has taken all corporate or other action necessary, to enter into and perform this Agreement;

(ii)	(a) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, (b) the execution, delivery, and performance of this Agreement by such Party do not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, and, to its knowledge as of the Execution Date, does not violate any Law, and (c) the individual executing this Agreement on such Party’s behalf has been duly authorized to do so by all requisite corporate or other action; and

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(iii)	no authorization, consent, approval, license, exemption of, or filing or registration with any Governmental Authority, under any applicable Laws, is or shall be necessary for, or in connection with, the transactions contemplated by this Agreement.

8.2	Representations, Warranties, and Covenants by Neurotrope. Neurotrope hereby represents, warrants, and covenants that, during the Term: (i) the Licensed Products shall be developed, used, manufactured, marketed, offered for sale, sold, distributed, imported and exported by each of Neurotrope and its sublicensees in accordance with all applicable Laws; and (ii) that each of Neurotrope and its sublicensees shall obtain all licenses and approvals of Governmental Authorities necessary to develop, use, manufacture, market, sell, offer for sale, distribute and import the Licensed Products.

8.3	Representations, Warranties, and Covenants by BRNI. BRNI hereby represents, warrants, and covenants that to its knowledge, as of the Execution Date: (i) none of the data provided by BRNI to Dr. John Abeles or Dr. Jim New was intentionally falsified by BRNI; (ii) BRNI has provided to Dr. John Abeles or Dr. Jim New the information related to the Licensed IP in BRNI’s possession that is reasonably material to the rights and licenses granted hereunder; and (iii) the Licensed IP is free and clear of all security interests.

8.4	Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 8, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) WITH RESPECT TO THE LICENSED IP, THIS AGREEMENT, OR ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR OWNERSHIP, SCOPE, VALIDITY OR ENFORCEABILITY OF INTELLECTUAL PROPERTY RIGHTS.

9.	Limitations of Liability

9.1	Exclusion of Consequential Damages. EXCEPT FOR (I) NEUROTROPE’S BREACH OF ARTICLE 2, (II) A PARTY’S BREACH OF ARTICLE 7, (III) A PARTY’S OBLIGATIONS UNDER ARTICLE 10, AND (IV) NEUROTROPE’S OBLIGATIONS TO PAY ANY AMOUNTS DUE UNDER THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY (OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS) BE LIABLE TO ANY OTHER PARTY (OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS) FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE), EVEN IF SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES.

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9.2	Insurance. During the Term and for a period of at least three (3) years thereafter, Neurotrope shall carry and maintain at its sole expense (including any policy deductibles or self-insured retentions) customary insurance coverage that is (i) reasonable under circumstances with respect to this Agreement, consistent with Neurotrope’s business requirements and (ii) covers all reasonably foreseeable losses or damages that may arise from this Agreement (on a worldwide basis, except for coverage where separate non-U.S. policies apply), including general liability (including product liability), errors and omissions, workers compensation and other customary coverages, from an insurance company with claims offices in the U.S. (except for coverage where separate non-U.S. policies apply) that has a Best’s Rating of A- or higher and a Financial Size Category of Class VII or higher, as such ratings and categories are assigned by A.M. Best Company, Inc., and in all cases, naming BRNI as an additional insured. Neurotrope shall provide BRNI with a copy of the fully paid policies or certificates of insurance by no later than the first day such coverage takes effect. Neurotrope shall provide BRNI with written notice at least thirty (30) days prior to any expiration, renewal, modification or termination of any such coverage.

10.	Indemnities

10.1	Indemnification.

10.1.1	By Neurotrope. Neurotrope shall defend, indemnify and hold harmless the BRNI Indemnitees from and against any Losses incurred by any BRNI Indemnitee in connection with all Third Party Claims arising from, resulting from or relating to: (i) Neurotrope’s or any of its sublicensees’ breach of any terms or conditions of this Agreement or the Original Agreement; (ii) any negligence, gross negligence, willful misconduct or other act or omission of Neurotrope or any of its sublicensees in connection with this Agreement or the Original Agreement; (iii) Neurotrope’s or any of its sublicensees’ use of, or conduct regarding, Licensed Products or Licensed IP, including any claims of product liability, defect, warranty, recall, false advertising, personal injury, death, or damage to property; or (iv) any violation of any Laws by any Licensed Product, Neurotrope or any of its sublicensees.

10.1.2	By BRNI. BRNI shall defend, indemnity and hold harmless the Neurotrope Indemnitees from and against any Losses incurred by any Neurotrope Indemnitee in connection with all Third Party Claims arising from, resulting from or relating to: (i) BRNI’s breach of any terms or conditions of this Agreement or the Original Agreement; or (ii) any violation of any Laws by BRNI.

10.2	Right to Participate in Defense. The Claiming Indemnitee shall be entitled to participate in the defense of any Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Claiming Indemnitee’s own expense unless the Indemnifying Party has failed to assume the defense (in which case the Claiming Indemnitee shall have the right (but not the obligation) to control the defense and the Indemnifying Party shall be responsible for all such expenses (in addition to any Losses for which the Indemnifying Party is responsible in accordance with Section 10.1). If the Claiming Indemnitee elects to participate in its own defense, the Indemnifying Party shall consider in good faith the views of the Claiming Indemnitee and its counsel and to keep the Claiming Indemnitee and its counsel reasonably informed of the progress of the defense, litigation, arbitration, or settlement discussions relating to such Third Party Claim.

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10.3	Settlement. The Indemnifying Party shall not settle or compromise any Third Party Claims against any of the Claiming Indemnitees without with the Claiming Indemnitee’s prior written consent, unless such settlement or compromise: (i) includes an unconditional release of the Claiming Indemnitee from all liability arising out of such Third Party Claims; (ii) is solely monetary in nature; and (iii) does not include remedial or equitable measures or relief (including any injunction), a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of, the Claiming Indemnitee or otherwise materially adversely affect the Claiming Indemnitee. The Indemnifying Party shall not admit any liability with respect to any Third Party Claim without the prior consent of Claiming Indemnitee.

11.	Term and Termination

11.1	Term. This Agreement shall be effective as of the Execution Date and, subject to termination in accordance with Section 11.2, shall continue during the Term.

11.2	Termination.

11.2.1	By BRNI. BRNI may terminate this Agreement pursuant to Section 12.1(i). In addition, upon written notice of termination to Neurotrope, BRNI may elect, in its sole discretion, to terminate this Agreement, effectively immediately, in the event that (i) Neurotrope fails to complete the A Round Financing by February 28, 2013 (or such other date as agreed by a unanimous vote of all of the Directors (as defined in the Stockholders Agreement) of the Board (as defined in the Stockholders Agreement)) or (ii) Neurotrope challenges the ownership, scope, validity or enforceability of any Licensed IP.

11.2.2	By Either Party. Upon written notice of termination to the other Party, BRNI or Neurotrope may terminate this Agreement or the applicable SOW thirty (30) days after the date of such notice of termination, in the event that:

(i)	the other Party materially breaches any provisions of this Agreement or a commits a series of breaches that over time that taken together constitute a material breach of this Agreement, and (a) such material breach is incapable of cure or (b) with respect to such material breaches capable of cure, the breaching Party does not cure such material breach within sixty (60) days from notice of such material breach from the non-breaching Party;

(ii)	the other Party (a) files for bankruptcy, (b) is the subject of any proceedings related to its liquidation, insolvency, or the appointment of a receiver or similar officer for it, which proceedings are not dismissed within sixty (60) days after their commencement, (c) makes an assignment for the benefit of all or substantially all of its creditors, or (d) enters into an agreement for the composition, extension, or readjustment of substantially all of its obligations; or

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(iii)	the Stockholders Agreement is terminated.

11.2.3	Automatically. This Agreement shall terminate automatically if (i) BRNI elects to proceed with clause (ii) of Section 12.1 and (ii) BRNI, on the one hand, and John Abeles and Jim New, on the other hand, do not agree, within ninety (90) days of such election by BRNI, to a new target amount for Neurotrope to raise during A Round Financing and the intended use of such new amount following the completion of the new A Round Financing (and amend this Agreement to reflect such agreement).

11.2.4	Termination of an SOW. Expiration or termination of this Agreement shall result in the automatic termination of all SOWs then in effect. Expiration or termination of any or all SOWs shall not, by itself, result in the termination of this Agreement or any other SOW.

11.3	Effect of Termination or Expiration.

11.3.1	Survival. The following Articles and Sections shall survive the expiration or termination of the Term: Article 1, Article 4, Article 5 (other than Section 5.7), Article 7, Section 8.4, Article 9, Article 10, Section 11.3, Section 12.2 and Article 13.

11.3.2	Certain Post-Termination Obligations. Upon any expiration or termination of the Term: (i) all licenses granted hereunder shall terminate immediately; and (ii) except in the event of a Natural Expiration, (a) Neurotrope shall immediately cease, and shall cause its sublicensees to immediately cease, all use of the Licensed IP; (b) upon BRNI’s request, Neurotrope shall (I) provide BRNI with copies of agreements with Third Parties related to obtaining licenses or approvals from Governmental Authorities and sublicense agreements with Third Parties and (II) provide BRNI with all assistance and cooperation in transferring any such agreement to BRNI (including obtaining consents); and (c) Neurotrope shall, and shall cause its designated Affiliates to, as applicable, transfer to BRNI, at Neurotrope’s cost and expense, all licenses and approvals, and filings and applications therefor, held in the name of Neurotrope (or its designated Affiliate) pursuant to Section 6.4.

11.3.3	Payments. No payment made under this Agreement or the Original Agreement shall be refundable upon the expiration or termination of this Agreement and no termination or expiration of this Agreement shall relieve Neurotrope of its obligations to pay any amounts due or owing to BRNI. Upon expiration or termination of this Agreement, all Royalty obligations or other amounts still due and owing by Neurotrope shall be accelerated and shall immediately become due and payable.

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12.	BRNI Third Party Licensor Option

12.1	BRNI Option to Terminate or Reduce License Scope Prior to the Completion of A Round Financing. If, prior to the date of the completion of the A Round Financing, BRNI or NRV II (or both of them) enter into an agreement that grants or agrees to grant to any Person (other than the Company) a license or sublicense, respectively, to any of the Licensed Technology referenced in clause (i) or clause (ii) of the definition of Licensed Technology or one (1) or more Licensed Patents covering any such Licensed Technology, then BRNI may elect, in its sole discretion: (i) to terminate this Agreement, effective immediately; or (ii) if such agreement does not grant or agree to grant a license or sublicense to all of the Licensed IP, to remove from the scope of the Licensed IP licensed or agreed to be licensed pursuant to such agreement (in which case the Licensed Patents and Licensed Technology licensed or agreed to be licensed pursuant to such agreement shall be (a) deemed to not be Licensed Patents or Licensed Technology, as applicable, and (b) excluded from the rights granted to Neurotrope under this Agreement (including pursuant to Section 2.1)) and the Parties shall amend this Agreement to so reflect such removal. For the avoidance of doubt, any such agreement may grant or agree to grant a license or sublicense to Intellectual Property other than such Licensed Technology and Licensed Patents. BRNI shall give Neurotrope prompt written notice of such termination; provided, however, that any failure to so notify Neurotrope shall not affect such termination. Section 22 of the Stockholders Agreement shall apply in the event BRNI elects to proceed with clause (i) or clause (ii) of this Section 12.1.

12.2	BRNI’s Reimbursement of Neurotrope’s Broker/Dealer Breakup Fee. If (i) BRNI elects to exercise clause (i) or clause (ii) of Section 12.1, (ii) Neurotrope has entered into a written agreement with a licensed broker-dealer or investment bank in connection with the raising of proceeds for the A Round Financing, (iii) BRNI, in its sole discretion, has consented in writing to Neurotrope entering into such agreement prior to Neurotope’s execution of such agreement, and (iv) Neurotrope owes such broker-dealer or investment bank a breakup fee pursuant to such agreement as a result of BRNI’s election to exercise clause (i) or clause (ii) of Section 12.1, as applicable, then BRNI shall reimburse Neurotrope for such breakup fee actually paid by Neurotrope to such licensed broker-dealer or investment bank.

13.	Miscellaneous

13.1	Assignment. This Agreement shall bind and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned or transferred (whether by operation of Law or otherwise) by either Party without the other Party’s prior written consent, which consent shall not be commercially unreasonably withheld. For the purposes of this Section 13.1, any change of control, including sale of stock, merger, consolidation or reorganization of a Party shall be deemed to be an assignment of this Agreement. Any attempted assumption or assignment in contravention of this Section 13.1 shall be void and ineffective.

13.2	Press Release. No Party shall issue any press release or use any other Party’s name, trademark or logos in any external marketing or advertising, press release or publicity in connection with this Agreement without such other Party’s prior written consent.

13.3	Dispute Resolution. Any Dispute between the Parties shall be resolved as provided in this Section 13.3.

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13.3.1	Informal Dispute Resolution. The Parties shall use commercially reasonable efforts to resolve any Dispute hereunder in the first instance utilizing the Dispute Resolution Procedures set forth in this Section 13.3.1. In the event of any Dispute between the Parties, each Party may initiate the Dispute Resolution Procedure by providing notice of the Dispute to the other Party. The Parties shall attempt to resolve any Dispute arising under this Agreement in good faith utilizing in the first instance each Party’s manager with primary responsibility for the SOW under which the Dispute arose. Prior to initiating any lawsuit, each Party shall escalate such Dispute to successively more senior-levels of executive. Each Party shall use commercially reasonable efforts to make such senior management or executives available to speak with (including by telephone) his or her counterpart upon reasonable notice and at a reasonable time.

13.3.2	Formal Proceedings. Formal proceedings for the resolution of a Dispute may be commenced after the earlier of: (i) the exhaustion of the Dispute Resolution Procedure as set forth in Section 13.3.1; and (ii) ninety (90) days after the initial request to negotiate the Dispute. Notwithstanding the foregoing, each Party may institute formal proceedings at any time in order to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or to seek equitable relief.

13.4	Choice of Law. This Agreement shall be governed by, and enforced and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.5	Jurisdiction and Venue. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of the United States of America located in the State of Delaware, for the purposes of any Action arising out of this Agreement. Each Party agrees that service of any process, summons, notice, or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth in Section 13.13 (as such address may be changed by notice delivered pursuant to such section) shall be effective service of process for any Action in the applicable court with respect to any matters to which it has submitted to jurisdiction in this Section 13.5. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement in such court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

13.6	Construction. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa. The word “or” in this Agreement is disjunctive but not necessarily exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties hereto intend that each covenant and agreement contained herein shall have independent significance. If either Party has breached any covenant or agreement contained herein in any respect, the fact that there exists another covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first covenant or agreement. Unless the context requires otherwise: (i) any definition of or reference to any agreement shall be construed as referring to such agreement as from time to time amended, supplemented or otherwise modified; (ii) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended; (iii) any reference herein to any Person shall be construed to include the Person’s permitted successors and assigns; (iv) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (v) all references herein to Articles, Sections or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Exhibits of this Agreement.

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13.7	Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

13.8	Entire Agreement. This Agreement (together with any SOWs executed by BRNI and Neurotrope hereunder) constitutes the entire agreement among the Parties as to the subject matter of this Agreement and supersedes and merges all prior negotiations, representations, agreements, and understandings regarding the same (including the Original Agreement); provided, however, that each Party shall remain responsible for its acts and omissions in connection with the Original Agreement and any liabilities arising therefrom in accordance therewith.

13.9	Order of Precedence. In case of ambiguity or conflict between the terms and conditions of the body of this Agreement, on the one hand, and an SOW, on the other hand, the terms and conditions of the body of this Agreement shall control, except that when an SOW expressly references a term or condition of the body of this Agreement and expressly states the intent of the Parties to override such term or condition, the applicable term or condition of such SOW shall control for purposes of that particular SOW.

13.10	Force Majeure. No Party shall be liable for delay or failure in the performance of any of its obligations hereunder (other than obligations with respect to payment) if such delay or failure is due to a Force Majeure Event; provided, however, that the affected Party promptly notifies the other Party in writing and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of delay or failure and to mitigate the effect of such delay or failure, and shall continue performance with reasonable dispatch whenever such causes are removed.

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13.11	Further Assurances. Each Party shall do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments, and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect, or otherwise confirm its rights hereunder (including, with respect to Neurotrope, to confirm BRNI’s ownership of the Licensed IP (including by the execution and delivery of any and all affidavits, declarations, oaths, samples, exhibits, specimens, assignments, powers of attorney and other documentation) and to assist a Party in prosecuting, maintain and enforcing the Licensed IP).

13.12	Headings. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.13	Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given only: (i) when delivered personally to the recipient; (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) provided that confirmation of delivery is received; (iii) upon machine generated acknowledgment of receipt after transmittal by facsimile (provided that a confirmation copy is sent via reputable overnight courier service for delivery within two (2) business days thereafter); or (iv) five (5) after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the persons and addresses indicated below:

If to BRNI:

Blanchette Rockefeller Neurosciences Institute
Address:	8 Medical Center Drive
Morgantown, WV 26505-3409
Attention:	Shana Phares
Chief Executive Officer
Telephone:	304-293-1361
Facsimile:	304-293-7536

With a copy to (which shall not constitute notice):

Address:	Steptoe & Johnson
P.O. Box 1616
Morgantown, WV 26507-1616
Attention:	Tom Vorbach
Telephone:	304-598-8112
Facsimile:	304-598-8116

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If to NRV II:

NRV II, LLC c/o Neuroscience Research Ventures, Inc.
Address:	364 Patteson Drive, #729
Morgantown, WV 26505
Attention:	Tom Vorbach
Assistant Secretary
Telephone:	304-598-8112
Facsimile:	304-598-8116

With a copy to (which shall not constitute notice):

Address:	Steptoe & Johnson
P.O. Box 1616
Morgantown, WV 26507-1616
Attention:	Tom Vorbach
Telephone:	304-598-8112
Facsimile:	304-598-8116

If to Neurotrope:

Neurotrope BioScience, Inc.
Address:	50 Park Place
Suite 1401
Newark, New Jersey 07102
Attention:	Chief Executive Officer
Charles S. Ramat
Telephone:	973-242-0005
Facsimile:	973-242-0009

or to such other address or to the attention of such other individual person as the recipient Party has specified by prior written notice to the sending Party.

13.14	Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute either Party as an agent of the other Party. Nothing in this Agreement shall be construed to create: (i) a partnership, joint venture or other joint business arrangement between the Parties; (ii) any fiduciary duty owed by a Party to the other Party or any of its Affiliates; or (iii) a relationship of employer and employee between or among any of the Parties or their respective Affiliates. The Parties are not joint employers, a single employer, associated employers or related employers for any purpose under this Agreement. Neither Party shall have the authority to commit the other Party contractually or otherwise to any obligations to any Third Party.

13.15	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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13.16	Third Party Beneficiaries. Except as expressly provided with respect to BRNI Indemnitees and Neurotrope Indemnitees in Article 10, there are no third party beneficiaries intended hereunder and no other party shall have any right or obligation hereunder.

13.17	Waivers and Modifications. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. No waiver of any of the provisions of this Agreement shall be effective unless it is expressly stated to be a waiver and communicated to the other Party in writing by the waiving Party. No modification or amendment of any provision of this Agreement shall be valid or effective unless in writing and signed by each of Parties hereto.

13.18	Remedies Cumulative. Unless expressly stated otherwise in this Agreement, all remedies provided in this Agreement will be cumulative and in addition to, and not in lieu of, any other remedies available to either Party at law, in equity, or otherwise.

13.19	Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of West Virginia, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

13.20	Consent and Approval. Except as and to the extent otherwise expressly provided in such approval, permission or consent, an approval, permission or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement. Unless otherwise set forth herein, with respect to any consent, permission or approval of a Party required under this Agreement, such consent, permission or approval: (i) shall be subject to such Party’s sole discretion; and (ii) shall not be effective unless and until such consent, permission or approval is given in writing.

13.21	Right to Restructure Agreement. In the event the Internal Revenue Service proposes to deny or negatively affect the tax exempt status or public charity status of BRNI, or otherwise proposes to take substantially adverse action against any of the Parties, the Parties shall use their respective best efforts to restructure this Agreement in such a way as to avoid such affect or action by the Internal Revenue Service.

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IN WITNESS WHEREOF, each of the Parties hereto, by its duly authorized representative, has caused this Agreement to be executed as of the date first set forth above.

NEUROTROPE BIOSCIENCE, INC.

By:	/s/ Charles S. Ramat
(Signature)

Name:	Charles S. Ramat

Title:	President and Chief Executive Officer

BLANCHETTE ROCKEFELLER NEUROSCIENCES INSTITUTE

By:	/s/ William Singer
(Signature)

Name:	William Singer

Title:	President

NRV II, LLC

By:	/s/ William Singer
(Signature)

Name:	William Singer, Director of Neuroscience
Research Ventures, Inc.

Title:	Managing Member of NRV II, LLC